    As filed with the Securities and Exchange Commission on February 4, 1999
                                                      Registration No. _________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -----------------

                            HARKEN ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                                  ------------

           DELAWARE                                    95-2841597
(State or other jurisdiction of         (I.R.S. employer identification number)
 incorporation or organization)

                            HARKEN ENERGY CORPORATION
                      5605 NORTH MACARTHUR BLVD., SUITE 400
                               IRVING, TEXAS 75038
                                 (972) 753-6900
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           -------------------------

                                GREGORY S. PORTER
                             VICE PRESIDENT - LEGAL
                            HARKEN ENERGY CORPORATION
                      5605 NORTH MACARTHUR BLVD., SUITE 400
                               IRVING, TEXAS 75038
                                 (972) 753-6900
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                              -------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ________________

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
       TITLE OF EACH CLASS OF SHARES              AMOUNT          PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
             TO BE REGISTERED                     TO BE              AGGREGATE            AGGREGATE OFFERING         REGISTRATION
                                                REGISTERED     PRICE PER SECURITY (1)          PRICE (1)               FEE (1)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share         1,350,000              $2.00                  $2,700,000              $818.18
----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights                 1,350,000          Not Applicable           Not Applicable            -- (2)
==================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on February 1, 1999.

(2) In accordance with Rule 457(g), no additional registration fee is required in respect of the Preferred Stock Purchase Rights.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                  SUBJECT TO COMPLETION DATED FEBRUARY 4, 1999


                                   PROSPECTUS
                                1,350,000 Shares


                            HARKEN ENERGY CORPORATION


                                  Common Stock

                                  ------------


       Parkcrest Explorations, Ltd. is offering for sale 1,350,000 shares of Common Stock of Harken Energy Corporation. The shares of Common Stock being offered for sale by Parkcrest include preferred stock purchase rights attached to the Common Stock under Harken's Stockholder Rights Plan. Harken will not receive any of the proceeds from the sale of the 1,350,000 shares of Common Stock.

       The Common Stock is traded on the American Stock Exchange, under the symbol "HEC." On February 1, 1999, the closing sales price of the Common Stock as was $2.00 per share.

       Parkcrest will receive the purchase price of the shares of Common Stock sold less any commissions and underwriters' discounts. Parkcrest will be responsible for any commissions or underwriters' discounts. You can find more information about Parkcrest in this document under the heading "Information About Parkcrest."

       PROSPECTIVE INVESTORS SHOULD CONSIDER AND REVIEW THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 PRIOR TO INVESTING IN THE COMMON STOCK.

                                  ------------

       Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ------------

               The date of this Prospectus is February __, 1999.


       The information in this prospectus is not complete and may be changed. Parkcrest may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor Parkcrest are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Get More Information.........................................  2
The Company................................................................  4
Risk Factors...............................................................  4
Use of Proceeds............................................................  8
Information About Parkcrest................................................  9
Plan of Distribution....................................................... 10
Legal Matters.............................................................. 11
Experts.................................................................... 11

       YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN GET MORE INFORMATION." WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR PARKCREST ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN GET MORE INFORMATION" WAS ACCURATE ON THE DATE ON THE FRONT COVER OF THE PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                       WHERE YOU CAN GET MORE INFORMATION

       Harken files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information concerning Harken can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file information electronically, including Harken. Harken's Common Stock is listed on the American Stock Exchange. These reports, proxy statements and other information can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

       The SEC allows Harken to "incorporate by reference" the information it files with the SEC. This permits Harken to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will automatically be deemed to update and supercede this information. Harken incorporates by reference the following documents which have been filed with the SEC:

         (1) Annual Report on Form 10-K for the year ended December 31, 1997;

         (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

         (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

         (5) Proxy Statement for the Annual Meeting of Stockholders of Harken held on June 15, 1998;

         (6) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, including all amendments and reports filed for the purpose of updating such description; and the description of the Company's Preferred Stock Purchase Rights as contained in the Company's Registration Statement on Form 8-A, filed with the Commission on April 7, 1998, including all amendments and reports filed for the purpose of updating such description;

         (7) Current Report on Form 8-K dated April 7, 1998; and

         (8) Current Report on Form 8-K dated May 27, 1998.

         Harken also incorporates by reference any future filings made with the SEC until Parkcrest sells all of the shares of Common Stock.

       This prospectus is part of a registration statement filed with the SEC. This prospectus does not contain all the information contained in the registration statement. The full registration statement can be obtained from the SEC. This prospectus contains a general description of Harken and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

       You can request a copy of any document incorporated by reference in this prospectus in writing or by phone. Requests for copies should be directed to Gregory S. Porter, Harken Energy Corporation, 5605 North MacArthur Blvd., Suite 400, Irving, Texas 75038 (Telephone: (972) 753-6900).

                                   THE COMPANY

       Harken explores for, develops and produces oil and gas both domestically and internationally. Harken's domestic operations are primarily located in the Four Corners Area of Utah, Arizona and New Mexico, the Gulf Coast of Texas, the Texas Panhandle, the Magnolia region of Arkansas, the Carlsbad region of New Mexico and St. Martin and LaFourche Parishes in Louisiana. Harken's international operations are primarily concentrated in the Republic of Colombia and the Republic of Costa Rica.

       Harken was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Harken's principal offices are located at 5605 North MacArthur Blvd., Suite 400, Irving, Texas 75038 and its telephone number is (972) 753-6900.

                                  RISK FACTORS

       Prior to making an investment decision, prospective investors should consider carefully all of the information in this Prospectus and should evaluate the following risk factors.

VOLATILITY OF HARKEN COMMON STOCK TRADING PRICE

       The price of Harken's Common Stock has fluctuated significantly over the past 12 months, ranging from a high of $7.38 per share to a low of $1.56 per share. Harken believes that the price of the Common Stock may fluctuate significantly based upon the success or failure of Harken's exploration activities in Colombia and Costa Rica.

LOSSES FROM CONTINUING OPERATIONS

       Harken has reported losses in three out of the last four years. Harken also reported a loss of approximately $27 million for the first nine months of 1998. Harken expects to report additional losses for the fourth quarter of 1998, and may report additional losses in the future.

POTENTIAL DILUTION; EFFECT OF SALES OF COMMON STOCK ON MARKET PRICE

       On February 1, 1999, there were 134,078,830 shares of Common Stock outstanding. Harken also has contractual obligations that may require Harken to issue a significant number of additional shares of Common Stock in the future. If Harken issues additional shares of Common Stock, it could negatively effect the market price of the Common Stock. Furthermore, if Harken issues additional shares as described below, it could result in significant dilution to you.

       Between October 1997 and March 1998, Harken entered into three separate Development Finance Agreements with institutional investors. The institutional investors provided $33 million to Harken to finance the drilling of three prospects in Colombia. In exchange, the institutional investors will receive future payments from Harken based on Harken's net profits from the three prospects. Such future payments are commonly referred to as a "net profits interest." The institutional investors have the right to convert the net profits interest into shares of Common Stock. If the institutional investors convert the net profits interest into shares of Common Stock, the number of shares of Common Stock they will receive will be equal to the amount that the institutional investors originally invested with Harken plus interest at 15% per year compounded monthly divided by the market price of the Common Stock at the time of conversion. Harken also has the right to convert the net profits interest into shares of Common Stock. If Harken elects to covert the net profits interest into shares of Common Stock, the number of shares that Harken will issue to the institutional investors will be the same as if the institutional investors had elected to convert the net profits interest, except that the interest rate will be 25% instead of 15%. Harken can also elect to pay cash upon a conversion of the net profits interest instead of issuing shares of Common Stock. In addition, if the institutional investors sell the shares of Common Stock that they receive upon conversion of the net profits interest, Harken may be required to issue the institutional investors additional shares of Common Stock if the institutional investors are not able to recover their original investment in Harken plus interest from the sale of the shares of Common Stock. If the institutional investors elected to convert the net profits interest into shares of Common Stock, and based upon the current market price of the Common Stock of $2.00, Harken would be required to issue approximately 19 million shares of Common Stock.

       On May 26, 1998, Harken issued $85,000,000 of 5% Senior Convertible Notes due 2003 (the "Notes"). The holders of the Notes can elect to covert the Notes into shares of Common Stock at a conversion price of $6.50 per share. If all of the Notes were converted into Common Stock, Harken would be required to issue approximately 13.1 million shares of Common Stock.

       In addition, Harken can require conversion of the Notes at any time after May 26, 1999 if the average of the closing market price of the Common Stock over any 30 calendar day period exceeds $8.13. Furthermore, Harken can redeem the Notes at our option at any time after May 26, 2002 for the face amount of the Notes. Beginning on November 26, 2002, Harken can also redeem up to 50% of the Notes for shares of Common Stock, and on May 26, 2003, Harken may redeem all remaining Notes for shares of Common Stock. If Harken redeems the Notes for shares of Common Stock, the number of shares of Common Stock which Harken will issue will be based upon the average of the closing market price of the Common Stock over the 30 day period prior to the date Harken notifies the holders of the Notes that it is redeeming the Notes (the "Average Market Price"). For each $1,000 of principal amount of the Notes to be redeemed, Harken will issue the number of shares of Common Stock according to the following formula:


       o $1,100 divided by the Average Market Price if Harken's market capitalization is greater than $500 million.

       o $1,150 divided by the Average Market Price if Harken's market capitalization is less than $500 million.

       In addition, Harken has issued warrants to third parties which permit them to purchase 1,830,624 shares of Common Stock, and Harken has granted its employees and directors options to purchase 11,145,624 shares of Common Stock.

PREFERRED STOCK AUTHORIZED FOR ISSUANCE

       Harken is permitted under its charter to issue up to ten million shares of preferred stock. Harken can issue shares of its preferred stock in one or more series and we can set the terms of the preferred stock without seeking any further approval from you. Harken does not currently have any shares of preferred stock outstanding. If Harken issues any shares of preferred stock, the shares of preferred stock may have greater rights than the shares of Common Stock.

RISKS RELATED TO INTERNATIONAL OPERATIONS

         A large part of Harken's business is in the Republic of Colombia and the Republic of Costa Rica. Harken's operations in Colombia and Costa Rica are subject to all of the risk associated with operating outside of the United States including local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, renegotiation of contracts with governmental entities, expropriation, import and export regulations and other foreign laws or policies governing operations of foreign-based companies, as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute, Harken may be required to litigate the dispute in the courts of a foreign country or Harken may not be able to sue foreign persons in United States courts. Exploration and production activities in areas outside the United States are also subject to the risks inherent in foreign operations, including loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks.

         Harken anticipates that full development of the oil and gas reserves in Colombia and Costa Rica will take several years and may require extensive production facilities which could require significant additional capital expenditures. The ultimate amount of such expenditures cannot be presently predicted. Harken anticipates that amounts required to fund its international activities, including those in Colombia, will be funded from its existing cash balances, asset sales, stock issuances, production payments, operating cash flows and potentially from industry partners, but Harken can not assure you that Harken will have adequate funds available to it to fund its international activities. In addition, Harken faces certain deadlines for completing specific projects in Colombia and Costa Rica. If Harken does not meet these deadlines, Harken's business could be adversely effected.

UNCERTAINTIES IN UNITED STATES -- COLOMBIA RELATIONS

         Under the Foreign Assistance Act of 1961, the President of the United States is required to determine whether foreign countries have cooperated with the United States to prevent drug trafficking. In 1995, 1996 and 1997, the President determined that the Republic of Colombia had not taken sufficient steps to prevent drug trafficking. As a result, the United States imposed economic sanctions on Colombia, including withholding bilateral economic assistance, blocking Export-Import Bank and Overseas Private Investment Corporation loans and political risk insurance, and voting against multilateral assistance to Colombia in the World Bank and the InterAmerican Development Bank. In 1998, the President determined that Colombia had taken sufficient steps to prevent drug trafficking and the economic sanctions were lifted. We can not assure you the United States will not impose sanction on Colombia in the future.

         Harken is not able to predict the consequences if the United States imposes additional sanctions on Colombia in the future. The President also has authority to impose far-reaching economic, trade and investment sanctions on Colombia under the International Emergency Economic Powers Act of 1978. The Colombian government's reaction to United States sanctions could potentially include restrictions on the repatriation of profits and the nationalization of Colombian assets owned by United States companies. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect the performance of the Common Stock and the Company's long-term financial results.

INDUSTRY RISKS

         Oil and Gas Price Volatility. Harken's revenues are highly dependent upon the prices of crude oil and natural gas. Fluctuations in the energy market make it difficult to estimate future prices of oil and natural gas. Fluctuations in energy prices are caused by a number of factors, including regional, domestic and international demand, energy legislation, federal or state taxes on sales of crude oil and natural gas, production guidelines established by the Organization of Petroleum Exporting Countries, and the relative abundance of supplies of alternative fuel such as coal. Additionally, changing international economic and political conditions may have a dramatic impact upon crude oil and natural gas prices. All of these factors are beyond the control of Harken.

         Business Risks. Harken must continually acquire or explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, Harken's oil and gas assets and the revenues generated by such assets will decline over time. If Harken drills for oil and gas, such activities carry the risk that Harken will not find commercially viable amounts of oil or gas. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including shortage of available working capital, title problems, weather conditions, environmental concern, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and drilling and well servicing companies. The availability of a ready market for Harken's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of Harken's reserves to pipelines, the capacity of such pipelines, fluctuation in seasonal demand, the effects of inclement weather, and government regulation. New wells may be shut-in for lack of a market until a pipeline or gathering system with available capacity is extended into the area.

         Operating Hazards and Uninsured Risks. The operations of Harken are subject to the inherent risks normally associated with exploration for and production of oil and gas, including blowouts, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. As is common in the oil and gas industry, Harken is not fully insured against these risks, either because insurance is not available or because Harken has elected to self-insure due to high premium costs. The occurrence of a significant event not fully insured against could have a material adverse effect on Harken's financial condition.

         Environmental Regulation. Harken's domestic activities are subject to various Navajo, federal, state, and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, Harken's oil and gas exploration, development and production, its activities in connection with storage and transportation of liquid hydrocarbons and its use of facilities for treating, processing, recovering, or otherwise handling hydrocarbons and wastes therefrom are subject to stringent environmental regulation by governmental authorities. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including environmental laws and regulations governing oil and gas operations.

         Imprecise Nature of Reserve Estimates. Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

         Competition. The oil and gas industry is competitive in all its phases. Competition in the acquisition of desirable producing properties and the sale of oil and natural gas production is particularly intense. Harken's competitors in oil and gas exploration, development and production include major oil companies and numerous independent oil and gas companies, and individual producers and operators. Many of Harken's competitors possess and employ financial and personnel resources substantially greater than those which are available to Harken, and may, therefore, be able to pay greater amounts for desirable leases and to define, evaluate, bid for and purchase a greater number of producing prospects than the financial or personnel resources of Harken will permit.

         Extensive Regulation. The production of oil and gas is subject to extensive Navajo, federal and state laws, rules, orders and regulations governing a wide variety of matters, including the drilling and spacing of wells, allowable rates of production, prevention of waste and pollution and protection of the environment. In addition to these domestic laws and regulations, Harken's international operations are subject to the laws, regulations and governmental approvals of each foreign country in which it conducts activities including, but not limited to, environmental laws and regulations governing oil and gas operations. Such laws, rules and regulations are subject to change. A change in any law, rule or regulation governing Harken could increase Harken's cost of exploration or production or limit Harken's revenues by regulating the level of oil and gas production, either of which could negatively effect Harken's financial condition.

                                 USE OF PROCEEDS

       Harken will not receive any part of the proceeds from the sale of shares of Common Stock by Parkcrest.

                           INFORMATION ABOUT PARKCREST

       This Prospectus covers the offer and sale of 1,350,000 shares of Common Stock by Parkcrest Explorations, Ltd. ("Parkcrest"). Harken issued such shares to Parkcrest as a result of a transaction that was consummated on December 31, 1998. In that transaction, Harken reacquired all of Parkcrest's interest in the Alcaravan and Miradores Contracts between Harken and Ecopetrol, the Colombian state owned oil company. In exchange, Harken issued the 1,350,000 shares of Common Stock to Parkcrest. Harken has agreed to file a "shelf" registration statement with the SEC pursuant to Rule 415 under the Securities Act covering the sale of shares of Common Stock held by Parkcrest, and to use its reasonable best efforts to maintain the effectiveness of any such registration statement for no less than one year from the date of effectiveness of such registration statement. In addition, the Company has agreed to bear certain expenses of registration of the shares of Common Stock under the federal and state securities laws (currently estimated to be $7,000). The Company has also agreed to indemnify Parkcrest, or their transferees or assigns, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Parkcrest may be required to make in respect thereof.

       Parkcrest has not had any position, office or other material relationship (other that the interest Parkcrest held in the Alcaravan and Miradores Contracts) with the Company in the last three years. The chart below describes the number of shares of Common Stock owned by Parkcrest, the number of shares of Common Stock which may be offered for sale by Parkcrest, and the number of shares of Common Stock Parkcrest will own if all of the shares of Common Stock held by Parkcrest are sold. Any or all of the shares listed below may be offered for sale by Parkcrest from time to time.

                                                                                                    Percent of
                                                                                                     Common
                                                  Shares                            Shares            Stock
                                               Owned Prior         Shares            Owned          Owned After
                                                  to the          Offered          After the            the
        Selling Stockholders                     Offering          Hereby         Offering(1)       Offering(1)
-------------------------------------------  ----------------  --------------   ---------------   ----------------
Parkcrest Explorations, Ltd.                     1,350,000        1,350,000           -0-                -0-

-------------------


(1) Assumes no other disposition or acquisition of Common Stock and all shares of Common Stock included herein are sold.

                              PLAN OF DISTRIBUTION

       The Company will not receive any proceeds from the sale of Common Stock owned by Parkcrest. It is anticipated that Parkcrest will offer the shares of Common Stock for sale from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire the shares of Common Stock as principals, in all cases as designated by Parkcrest. Such underwriters or broker-dealers acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from Parkcrest or the purchasers of the securities offered hereby for whom they may act as agent.

       The net proceeds to Parkcrest from the sale of Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. Parkcrest and any dealers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act.

       At any time a particular offer of Common Stock is made, to the extent required, the specific shares of Common Stock to be sold, the purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. Such Prospectus Supplement may, if necessary, be in the form of a post-effective amendment to the Registration Statement of which this Prospectus is a part, and will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of such securities.

       The shares of Common Stock being offered by Parkcrest or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the American Stock Exchange or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the shares of Common Stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such other price as Parkcrest may determine from time to time. The shares of Common Stock may also be sold pursuant to Rule 144. Parkcrest shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares of Common Stock if they deem the purchase price to be unsatisfactory at any particular time.

       Parkcrest or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares of Common Stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. It is possible that Parkcrest will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that any of the shares of Common Stock covered by this prospectus will be sold by Parkcrest.

       Parkcrest, alternatively, may sell all or any part of the shares of Common Stock offered hereby through an underwriter. Parkcrest has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If Parkcrest enters into such an agreement, the relevant details will be set forth in a supplement or revisions to this Prospectus.

       Parkcrest and any others persons participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by Parkcrest or any other such person. The foregoing may affect the marketability of the shares of Common Stock.

       To comply with the securities laws of certain jurisdictions, the securities offered hereby may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

                                  LEGAL MATTERS

       The validity of the shares of Common Stock will be passed upon for Harken by Gregory S. Porter, Esq., Vice President - Legal of Harken.

                                     EXPERTS

       The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The expenses to be paid by the Company in connection with the offering described in this Registration Statement are estimated as follows:


             Commission Registration Fee...................    $   818.18
             Printing and Engraving Expenses...............      2,000.00
             Accounting Fees and Expenses..................      2,000.00
             Blue Sky Fees and Expenses....................      1,000.00
             Miscellaneous.................................      1,181.82
                                                               ----------
                  Total....................................    $ 7,000.00
                                                               ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

       Article Ten of the Company's Certificate of Incorporation and Article VII of the Company's bylaws provide, in general, that the Company shall indemnify its directors and officers under certain of the circumstances defined in Section
145. The Company has entered into agreements with each member of its Board of Directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of the Company's Certificate of Incorporation and bylaws.

ITEM 16.  EXHIBITS.

         4.1 -    Form of certificate representing shares of Common Stock
                  (filed as Exhibit 1 to Harken's Registration Statement on Form 8-A, File No. 0-9207, and incorporated by reference herein).

         4.2 - Rights Plan dated as of April 6, 1998, by and between Harken Energy Corporation and ChaseMellon Shareholder Services L.L.C. (filed as Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1998, file No. 0-9207, and incorporated by reference herein).

         4.3 - Certificate of Designations of Series E Junior Participating Preferred Stock (filed as Exhibit B to Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1998, file No. 0-9207, and incorporated by reference herein).

       * 5.1 -    Opinion of Gregory S. Porter, Esq.

       *23.1 -    Consent of Arthur Andersen LLP.

       *23.2 - Consent of Gregory S. Porter, Esq. (included in opinion filed as Exhibit 5.1).

       *24.1 -    Powers of Attorney.

------------------
* Filed herewith.


ITEM 17.  UNDERTAKINGS.

       (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (b) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with
                                 respect to the plan of distribution not
                                 previously disclosed in the Registration
                                 Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on February 4, 1999.

                                        HARKEN ENERGY CORPORATION


                                              *
                                        ---------------------------------------
                                        Mikel D. Faulkner, Chairman of the
                                        Board and Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


           Signature                                Title                            Date
--------------------------------       ---------------------------------     ----------------------

         *                             Chairman of the Board and Chief          February 4, 1999
------------------------------         Executive Officer (Principal
Mikel D. Faulkner                      Executive Officer)



         *                             Vice Chairman and Director               February 4, 1999
------------------------------
Richard H. Schroeder



         *                             President and Director                   February 4, 1999
------------------------------
Bruce N. Huff


         *                             Executive Vice President, Chief          February 4, 1999
------------------------------         Operating Officer and Director
Stephen C. Voss


         *                             Director                                 February 4, 1999
------------------------------
Gary R. Petersen



         *                             Director                                 February 4, 1999
------------------------------
Michael M. Ameen, Jr.


                                       Director                                 February 4, 1999
------------------------------
Michael R. Eisenson



                                       Director                                 February 4, 1999
------------------------------
Hobart A. Smith



         *                             Director                                 February 4, 1999
------------------------------
Donald W. Raymond



         *                             Director                                 February 4, 1999
------------------------------
Gary B. Wood


         *                             Vice President of Finance and Chief      February 4, 1999
------------------------------         Financial Officer (Principal
A. Wayne Hennecke                      Accounting Officer and Principal
                                       Financial Officer


*Gregory S. Porter, by signing his name hereto, does hereby sign this Registration Statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such Company pursuant to powers of attorney, executed on behalf of the Company and each officer and director.

/s/ Gregory S. Porter
-------------------------
Gregory S. Porter,
Attorney-in-Fact

                                INDEX TO EXHIBITS


   Exhibit No.                              Exhibit
----------------     ---------------------------------------------------------

      4.1 Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken's Registration Statement on Form 8-A, File No.
                     0-9207, and incorporated by reference herein).

      4.2 Rights Plan dated as of April 6, 1998, by and between Harken Energy Corporation and ChaseMellon Shareholder
                     Services L.L.C. (filed as Exhibit 4 to Harken's Current
                     Report on Form 8-K dated April 7, 1998, file No. 0-9207, and incorporated by reference herein).

      4.3            Certificate of Designations of Series E Junior
                     Participating Preferred Stock (filed as Exhibit B to
                     Exhibit 4 to Harken's Current Report on Form 8-K dated
                     April 7, 1998, file No. 0-9207, and incorporated by reference herein).

     *5.1            Opinion of Gregory S. Porter, Esq.

    *23.1            Consent of Arthur Andersen LLP.

    *23.2 Consent of Gregory S. Porter, Esq. (included in opinion filed as Exhibit 5.1).

    *24.1            Powers of Attorney.

------------
* Filed herewith